EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Announces Filing of Registration Statement,
With No Plans to Issue Securities in 2013

WHITE PLAINS, NY, October 11, 2013 -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR”) today announced that it has filed with the Securities and Exchange Commission a registration statement on Form N-2 providing for the offer and sale of up to $60 million of common stock.  While FSFR does not intend to offer or sell securities under this registration statement during the remainder of the 2013 calendar year, FSFR seeks to position itself to take advantage of financing opportunities as needed or deemed desirable in light of market or other conditions.

While the registration statement has been filed with the Securities and Exchange Commission, it has not yet become effective.  The securities registered under this registration statement may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective.  The terms of any offering under the registration statement would be determined at the time of an offering.  Proceeds from the sale of any securities would be used for the purposes described in a prospectus filed at the time of an offering.

This release does not constitute an offer to sell or a solicitation of an offer to buy FSFR securities nor will there be any sale of the securities referred to in this release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. Any offering of the securities covered under the registration statement referred to herein would be made solely by means of a prospectus relating to that offering.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments while seeking to preserve its capital.  FSFR has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC, an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management.  With a track record of more than 15 years and offices across the country, Fifth Street’s nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street’s website can be found at fifthstreetfinance.com.

Forward-Looking Statements

This release may contain certain forward-looking statements, including statements with regard to the future performance of the company.  Words such as “believes,” “estimates,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Contact:
Dean Choksi, Senior Vice President of Finance & Head of Investor Relations
(914) 286-6855
dchoksi@fifthstreetfinance.com

Media Contact:
Nick Rust
Prosek Partners
(212) 279-3115 ext. 252
pro-fifthstreet@prosek.com